UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2020

IDENTIV, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-29440	77-0444317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	2201 Walnut Avenue, Suite 100, Fremont, California	94538
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 250-8888

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value per share	INVE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 5, 2020, Identiv, Inc. (the “Company”) entered into an amendment (the “Thirteenth Amendment”) to its Loan and Security Agreement with East West Bank (the “Bank”) and Thursby Software System, LLC, a wholly owned subsidiary of the Company (such agreement the “Loan Agreement”). Under the Thirteenth Amendment, certain definitions were amended, including the definitions of Permitted Indebtedness and EBITDA; the Company is not required to make monthly principal payments on the term loan portion of its credit facility with the Bank for the three payment dates of May 1, 2020, June 1, 2020 and July 1, 2020; and certain financial covenants were amended, including reducing from $4.0 million to $3.0 million the amount of unrestricted cash that must be held in the Company’s accounts with the Bank during the period from May 1, 2020 through September 30, 2020 and providing for minimum trailing six-month EBITDA of at least $0.6 million during such period and of $0.3 million thereafter.

In connection with the Thirteenth Amendment, the Company also entered into a First Amendment to Warrant with the Bank pursuant to which the exercise price of the warrant previously issued to the Bank was reduced from $3.63857to $3.50 per share and the expiration date of the warrant was extended from February 8, 2022 to February 8, 2023.

The foregoing description of the Thirteenth Amendment is not complete and is qualified in its entirety by reference to the full text of such agreement, which is filed herewith as Exhibit 10.1.

In addition, on May 5, 2020, the “Company issued and sold secured subordinated promissory notes in an aggregate principal amount of $4.0 million (the “Notes”) and issued warrants to purchase 275,000 shares of common stock of the Company (the “Warrants”) to 21 April Fund, LP and 21 April Fund, Ltd. (together, the “Purchasers”) pursuant to a Note and Warrant Purchase Agreement entered into with the Purchasers (the “Note Purchase Agreement”).

The Notes are secured by the Company’s assets, but subordinate to the Company’s obligations to the Bank under the Loan Agreement. Proceeds from the sale of the Notes must be used for expenses incurred by the Company in connection with its provisions of goods and services under a statement of work with a third party. The Notes have an initial term of nine months and do not bear interest during this period. However, if the Notes are not repaid on or before the nine-month anniversary of issuance, (a) the Notes will thereafter bear interest of 8% per annum, payable quarterly, and (b) additional warrants to purchase common stock (the “Extension Warrants”) would be issuable to the Purchasers for each month all or a portion of the Notes remain unpaid, as further detailed in the Note Purchase Agreement. In the event the Notes are not paid in full by the first anniversary of their issuance, May 5, 2021, they shall thereafter bear interest of 12% per annum, payable quarterly, and additional Extension Warrants would be issuable to the Purchasers.

The Warrants have an exercise price of $3.50 per share and a term of three years (subject to early termination upon the closing of an acquisition); provided, that in the event that the Note is not paid in full by the nine-month anniversary of issuance, the term of the Warrants shall be extended for a period of time equal to the period of time from such nine-month anniversary until the date the Note is fully paid. The Extension Warrants have an exercise price of $3.50 per share and a term of three years from the date of issuance of the latest Extension Warrant to be issued (subject to early termination upon an acquisition). The shares of common stock issuable upon exercise of the Warrants and any Extension Warrants that may be issued are entitled to the same resale registration rights granted to the Purchasers under the Stockholders Agreement dated December 21, 2017 in connection with the Purchasers’ previous purchase of certain securities of the Company.

The Notes and the Warrants were issued to the Purchasers, accredited investors, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”) and Regulation D promulgated thereunder. The Company will rely on this exemption from registration based in part on representations made by the Purchasers in the Note Purchase Agreement. The Notes and the Warrants, and any shares issuable upon exercise of the Warrants, have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration requirements.

The foregoing description of the issuance and sale of the Notes and Warrants to the Purchasers is not complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement and exhibits thereto, which is filed herewith as Exhibit 10.2.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 above with respect to the issuance of Warrants to the Purchasers of the Notes is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Thirteenth Amendment to Loan and Security Agreement between Identiv, Inc. Thursby Software LLC and East West Bank

10.2	Note and Warrant Purchase Agreement between Identiv, Inc. and the purchasers named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identiv, Inc.

May 7, 2020	By:	/s/ Sandra Wallach
Sandra Wallach Chief Financial Officer